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                                                                    EXHIBIT 3.2

                              LTC PROPERTIES, INC.
                       ARTICLES SUPPLEMENTARY CLASSIFYING
                               2,000,000 SHARES OF
              8.5% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                         (THE "ARTICLES SUPPLEMENTARY")

          LTC Properties, Inc., a Maryland corporation (the "Company"), certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

          FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article SEVENTH of the Company's Articles of Amendment and Restatement filed with the Department on August 3, 1992 (the "Charter") and Section 2-105 of the Maryland General Corporation Law ("MGCL"), the Board of Directors has, at a meeting duly called and noticed at which a quorum of directors was present and acting throughout, adopted resolutions classifying and designating a separate series of authorized but unissued Preferred Stock of the Company, par value $.01 per share (the "Preferred Stock"), to consist of not more than 2,000,000 shares of Preferred Stock, setting certain of the preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of such separate series of Preferred Stock, providing for the issuance of a maximum of 2,000,000 shares of such series of Preferred Stock and, pursuant to the powers contained in the Bylaws of the Company and the MGCL, delegating to a Committee (the "Committee") of the Board of Directors comprised of Andre C. Dimitriadis and James J. Pieczynski, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Company, all powers of the Board of Directors with respect to designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such series of Preferred Stock and determining the number or shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the price and other terms and conditions upon which shares of such series of Preferred Stock are to be offered, sold and issued.

          SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has, by unanimous written consent, duly adopted resolutions designating the aforesaid series of Preferred Stock as "8.5% Series C Cumulative Convertible Preferred Stock," establishing the number of shares of the aforesaid series as 2,000,000, setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 8.5% Series C Cumulative Convertible Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles Supplementary) and authorizing the issuance of 2,000,000 shares of 8.5% Series C Cumulative Convertible Preferred Stock.

          THIRD: The series of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company and by the Committee and referred to in

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Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions.

         1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated the "8.5% Series C Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock"), is hereby established. The number of shares of the Series C Preferred Stock shall be 2,000,000.

         2. MATURITY. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

         3. RANK. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the 9.5% Series A Cumulative Preferred Stock, the 9% Series B Cumulative Preferred Stock and with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion.

         4. DIVIDENDS

            (a) Holders of shares of the Series C Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.5% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $1.63625 per share). Dividends on the Series C Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on each of March 31, June 30, September 30 and December 31 or, if not a business day, the immediately preceding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on September 30, 1998, will be for less than a full quarter. Such dividend and any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends

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that is not more than 30 nor less than 10 days prior to such Dividend Payment
Date (each, a "Dividend Record Date").

            (b) No dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

            (c) Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock will bear interest from the applicable Dividend Payment Date at the prime rate of interest established from time to time in the Wall Street Journal. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Stock for all dividend periods ending prior to or on the most recent past Dividend Payment Date. When dividends are not paid in full for all such dividend periods (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (plus interest if any thereon) on the Series C Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

            (d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending prior to or on the most recent past Dividend Payment Date, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a

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parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series C Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a REIT). Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above. Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         5. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $19.25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, with interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series C Preferred Stock as to liquidation rights. The Company will promptly provide to the holders of Series C Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends and the interest thereon to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

                  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Corporation whose preferential rights upon distribution are superior to those receiving the distribution.


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         6.       REDEMPTION.

Except as provided in Section 9 hereof or Article NINTH of the Company's Charter, the Series C Preferred Stock will not be redeemable.

         7.       VOTING RIGHTS.

                  (a) Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below. Without limiting the generality of the foregoing sentence, holders of Series C Preferred Stock will have no voting rights with respect to any additional directors which the holders of any other class or series of Preferred Stock may have the right to elect upon any defaults in the payment of dividends on such class or series of Preferred Stock notwithstanding that such class or series of Preferred Stock may rank on a parity with the Series C Preferred Stock as to dividends or upon liquidation.

                  (b) Whenever any dividend payment on any shares of Series C Preferred Stock shall be in arrears for more than 10 business days after its applicable Dividend Payment Date (a "Preferred Dividend Default"), the number of directors then constituting the Board of Directors shall be increased by two. Such increase shall be separate and apart and in addition to any increase in the number of directors which may be occasioned by defaults in the payments of dividends on any other class or series of Preferred Stock. The holders of such shares of Series C Preferred Stock will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the "Series C Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series C Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible. Each Series C Preferred Stock Director, as a qualification for election as such (and regardless of how elected), shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Series C Preferred Stock Directors by the holders of the Series C Preferred Stock shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting to elect the Series C Preferred Stock
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Directors shall exist if at least a majority of the outstanding shares of
Series C Preferred Stock are represented in person or by proxy at such meeting. Such Series C Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series C Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and the term of office of each Series C Preferred Stock Director so elected shall terminate. Any Series C Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights described above (voting separately as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Series C Preferred Stock Director may be filled by written consent of the Series C Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting separately as a class). The Series C Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                  (c) In addition to the rights granted in Section 7(b), in the case of a Preferred Dividend Default, the holders of Series C Preferred Stock shall be granted voting rights equivalent to those rights of holders of the Common Stock; except that the holders of Series C Preferred Stock will not have the right to vote generally in the election of directors but with respect to the election of directors will only have the voting rights set forth in Section 7(b) to elect Series C Preferred Stock Directors. In such case, the voting rights of the holders of the Series C Preferred Stock would be determined on an as converted basis, determined pursuant to the conversion provisions contained in
Section 8 hereof. The rights granted by this Section 7(c) shall continue only during a Preferred Dividend Default, and all such rights shall immediately terminate at such time as a Preferred Dividend Default ceases to exist.

                  (d) So long as any shares of Series C Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time (voting separately as a class), given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Charter or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series C Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or

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voting power of holders of the Series C Preferred Stock and provided, further that (i) any increase in the amount of the authorized Preferred Stock (other than the Series C Preferred Stock) or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (e) Except as expressly stated in these Articles Supplementary, the Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series C Preferred Stock.

         8. CONVERSION. The holders of Series C Preferred Stock shall have optional conversion rights as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 8, the holder of any shares of Series C Preferred Stock shall have the right, at the holder's option, at any time, to convert the shares into a number of fully paid and nonasessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the aggregate Liquidation Preference (as defined in Section 5 above) of all of the shares surrendered for conversion divided by the Conversion Price (as defined in Section 8(d) below) by surrendering the shares to be converted, in the manner provided in Section 8(b) below.

                  (b) (i) In order to exercise the conversion privilege, the holder of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share to the conversion agent for the Series C Preferred Stock appointed for such purpose by the Company, with a written notice of conversion duly executed, at the principal office of the conversion agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which the share of Series C Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of his duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax.

                    (ii) The holders of shares of Series C Preferred Stock who convert and whose conversion is deemed effective before the close of business on a Dividend Record Date shall not be entitled to receive any portion of the dividend payable on those shares of Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of the shares on the Dividend Record Date and prior to such Dividend Payment Date but will, however, be entitled to receive the entire corresponding dividend payable, if

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any, on the shares of Common Stock issuable upon conversion provided that any conversion of Series C Preferred Stock becomes effective prior to the close of business on the record date for such dividend payable on such shares of Common Stock. The holders of shares of Series C Preferred Stock on a Dividend Record Date who (or whose transferees) convert any of those shares after the Dividend Record Date will receive the dividend payable by the Company on those shares of Series C Preferred Stock on the Dividend Payment Date. Except as provided above, the Company shall make no payment or adjustment for accrued and unpaid dividends on shares of Series C Preferred Stock, whether or not in arrears on conversion of those shares or for dividends on the shares of Common Stock issued upon the conversion.

                           (iii) As promptly as practicable after the
surrender by a holder of the certificates for shares of Series C Preferred Stock in accordance with this Section 8(b), the Company shall issue and shall deliver at the office of the conversion agent to the holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of those shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a share of Common Stock arising upon the conversion shall be settled as provided in Section 8(c) below.

                           (iv) Each conversion shall be deemed to have been
effected immediately prior to the close of business on the date on which all of the conditions specified in Section 8(b) (i) above shall have been satisfied, and, the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by those certificates at such time on such date and such conversion shall be at the Conversion Price (as defined in Section 8(d) below) in effect at such time on such date, unless the stock transfer books of the Company shall be closed on the date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which all of the conditions specified in
Section 8(b)(i) above shall have been satisfied. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges created by or through the Company or any of its subsidiaries and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series C Preferred Stock to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

                  (c) No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of a share of Series C Preferred Stock shall be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in

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Section 8(d)(iv) below) of the Common Stock on the Trading Day (as defined in
Section 8(d)(iv) below) next preceding the day of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon the conversion shall be computed on the basis of the aggregate Liquidation Preference of the shares of Series C Preferred Stock so surrendered.

                  (d) The "Conversion Price" per share of Common Stock shall be $19.25, subject to adjustment from time to time as follows:

                           (i)      In case the  Company  shall (A) pay a
dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Company which he would have owned or have been entitled to receive after the happening of such event had the share been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution except as provided in Section 8(d)(viii) below, and shall become effective immediately after the effective date in the case of subdivision or combination. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                           (ii) In case the Company shall issue rights or
warrants to all or substantially all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined in Section 8(d)(iv) below) of the Common Stock at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately prior to the issuance of such rights or warrants shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of the rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of the rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Current Market Price at that record date, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of the rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. The adjustment provided for in this Section 8(d)(ii) shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately, except as provided in Section 8(d)(vii) below after such record date. In determining whether any rights or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Current Market Price, and in determining the aggregate offering price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the

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Company for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination, if made in good faith, shall be conclusive). If any or all of such rights or warrants are not so issued or expired or terminate without having been exercised, the Conversion Price then effect shall be appropriately readjusted.

                           (iii) In case the Company shall distribute to all
or substantially all holders of its Common Stock, cash, any shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions covered by Sections 8(d)(i) and (ii) above and excluding Permitted Common Stock Cash Distributions (as defined below)) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in Section 8(d)(ii) above) then, in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction of which the numerator shall be the Current Market Price of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive) of the proportion of the capital stock or assets or evidences of indebtedness so distributed, or of the rights or warrants so distributed, with respect to one share of Common Stock, and of which the denominator shall be the Current Market Price of the Common Stock on the record date; PROVIDED, HOWEVER, that in connection with the Company's spin-off of LTC Healthcare, Inc., each holder of Series C Preferred Stock on the record date of the spin-off of LTC Healthcare, Inc. shall receive as a special dividend 1/10 of a share of common stock, par value $.01 per share, of LTC Healthcare, Inc. for each share of the Company's Common Stock into which such holder's Series C Preferred Stock may be converted in lieu of adjustment of the Conversion Price for such distribution. Notwithstanding the foregoing, in the event that said spin-off does not involve the issuance of 1/10 of a share of common stock of LTC Healthcare, Inc. for each share of the Company's Common Stock, then the number of shares of common stock of LTC Healthcare, Inc. issued to the holders of the Series C Preferred Stock shall be adjusted accordingly such that each holder of one share of Series C Preferred Stock is treated equivalently to the holder of a share of the Company's Common Stock. Such adjustment shall become effective immediately, except as provided in Section 8(d)(vii) below, after the record date or the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted. "Permitted Common Stock Cash Distributions" means cash dividends and distributions paid with respect to the Common Stock in the ordinary course of the Company's business as determined by the Board of Directors in good faith and not in excess of the stockholders' equity of the Company.

                           (iv)     For the  purpose of any  computation
under Sections 8(d)(ii) and 8(d)(iii) above, the "Current Market Price" of the Common Stock at any date shall be the average of the last reported sale prices per share for the ten consecutive Trading Days (as

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defined below) preceding the date of such computation. The last reported sale price for each day shall be (A) if the Common Stock is listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred that day, of the Common Stock on the principal securities exchange on which the Common Stock is listed, or (B) the last reported sale price of the Common Stock on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"), or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (C) if not listed or quoted as described in clauses (A) or (B), the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding days. If the Common Stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the last reported sale price shall be determined in the manner set forth in clause (C) of the preceding sentences if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (A) of the preceding sentence if actual transactions are reported. If none of the conditions set forth above is met, the last reported sale price of the Common Stock on any day or the average of such last reported sale prices for any period shall be the fair market value of such class of stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Company. As used herein the term "Trading Days" means (x) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business, (y) if the Common Stock is quoted on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (z) if not quoted as described in clauses (x) or (y), days on which quotations are reported by the National Quotation Bureau Incorporated.

                           (v) No adjustment in the Conversion Price shall be
required unless such adjustment would require a change of at least 1% in the Conversion Price; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 8(d)(v) are not required to be made shall be carried forward and take into account in any subsequent adjustment; and PROVIDED, FURTHER, that adjustment shall be required and made in accordance with the provisions of this Section 8 (other than this Section 8(d)(v)) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of shares of Common Stock which would otherwise require an adjustment to be made pursuant this Section 8(d). All calculations under this
Section 8 shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Section 8(d) to the contrary notwithstanding, the Company shall be entitled to (but under no obligation to) make such reductions in the Conversion Price, in addition to those required by this Section 8(d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, or distributions of evidences of indebtedness or assets (other than cash dividends or

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

distributions paid from retained earnings) hereinafter made by the Company to its stockholders shall be a tax free distribution for federal income tax purposes.

                           (vi)     Whenever the  Conversion  Price is
adjusted, as herein provided, the Company shall promptly file with the conversion agent an officers' certificate setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Company shall prepare a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price to the holder of each share of Series C Preferred Stock at his last address as shown on the stock books of the Company.

                           (vii) In any case in which this Section 8(d)
provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of the event
(i) issuing to the holder of any share of Series C Preferred Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon the conversion by reason of the adjustment required by the event over and above the Common Stock issuable upon such conversion before giving effect to the adjustment and (ii) paying to the holder any amount in cash in lieu of any fractional share pursuant to
Section 8(c) above.

                  (e)      If:

                           (i)      the Company shall declare a dividend (or
any other distribution) on the Common Stock (other than in the ordinary course of business (as determined by the Board of Directors in good faith) and in excess of the stockholders' equity of the Company); or

                           (ii)     the Company  shall  authorize  the
granting to all of the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                           (iii) there shall be any reclassification of the
Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale or transfer of all or substantially all the assets of the Company or;

                           (iv)     there  shall be a  voluntary  or an
involuntary  dissolution,  liquidation  or winding up of the Company;

then, the Company shall cause to be filed with the conversion agent, and shall cause to be mailed to the holders of shares of the Series C Preferred Stock at their addresses as shown on

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

the stock books of the Company, at least 15 days prior to the applicable date hereinafter specified in (A) or (B) below as applicable, a notice stating (A) the date on which a record is to be taken for the purpose of the dividend distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to the dividend, distribution or rights or warrants are to be determined or (B) the date on which the reclassification, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice shall not affect the legality or validity of the proceedings described in this Section 8(e).

                  (f) (i) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series C Preferred Stock not theretofore converted. For purposes of this Section 8(f), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

                           (ii)     Before  taking  any  action  which  would
cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series C Preferred Stock, the Company will take any Company action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                           (iii) The Company will list the shares of Common
Stock required to be delivered upon conversion of the Series C Preferred Stock, prior to the delivery, upon each national securities exchange, the Nasdaq National Market or any similar system of automated dissemination of securities prices, if any, upon which the outstanding Common Stock is listed or accepted for quotation at the time of delivery.

                           (iv)     Prior to the delivery of any  securities
which the Company shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Company will endeavor, in good faith and as expeditiously as possible, to comply with all federal and state laws and regulations thereunder requiring the registration of those securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                  (g) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock pursuant hereto PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series C Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

                  (h) In the event the Company shall (x) effect any capital reorganization or reclassification of its shares or (y) consolidate or merge with or into any other Company (other than a consolidation or merger in which the Company is the surviving Company and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or (z) sell, lease or transfer substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other Company, the holders of shares of Series C Preferred Stock shall, receive upon conversion thereof, in lieu of each share of Common Stock into which the Series C Preferred Stock would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as such holder would have been entitled to receive upon such transaction if such holder had held the Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

         9. LIMIT ON OWNERSHIP OF SERIES C PREFERRED STOCK; EXCESS PREFERRED SHARES. Shares of Series C Preferred Stock shall be subject to the applicable Limit and other provisions of Article NINTH of the Charter of the Company and to the following additional provisions set forth herein. Subject to the authority of the Board of Directors set forth in said Article NINTH, the Limit applicable to shares of the Series C Preferred Stock shall be the number of shares of Series C Preferred Stock that is equal to 9.8% of the then outstanding shares of Series C Preferred Stock or, if fewer, the number of shares of Series C Preferred Stock that, if then converted by the holder into shares of Common Stock as provided in Section 8, would make such holder or any other person the owner of a number of shares of Common Stock that would exceed the Limit applicable to Common Stock as set forth in Section 9.3.2.1 of the Charter of the Company; PROVIDED, HOWEVER, that National Health Investors, Inc. ("NHI"), the initial purchaser of the shares of Series C Preferred Stock (but not any other holders of shares of Series C Preferred Stock) shall be exempt from the Limit applicable to the outstanding shares of Series C Preferred Stock as set forth in
Section 9.3.2.2 of the Charter of the Company and NHI may own greater than 9.8% of the outstanding shares of Series C Preferred Stock; PROVIDED, FURTHER, that NHI remains subject to the Limit applicable to the shares of Common Stock as set forth in Section 9.3.2.1 of the Charter of the Company whereby NHI may not own more than the aggregate number of shares of Common Stock and shares of Series

C Preferred Stock that, if then converted by NHI into shares of Common Stock, would make NHI or any other person the owner of a number of shares of Common Stock that would exceed the Limit applicable to Common Stock as set forth in said Article NINTH.

          FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

          FIFTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, LTC PROPERTIES, INC., has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 2nd day of September, 1998.


                  LTC PROPERTIES, INC.


                  By:    /s/ James J. Pieczynski
                         -------------------------------------
                  Title: President and Chief Financial Officer



                  Attest:   /s/ Pamela J. Privett
                         -------------------------------------
                  Title:  Secretary


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